Exhibit 5.3

March 6, 2014

Arkansas Guarantors

(Listed in Schedule 1 attached hereto)

830 Crescent Centre Drive, Suite 610

Franklin, Tennessee 37067

Re:	Acadia Healthcare Company, Inc.

Exchange Offer for 6.125% Senior Notes Due 2021

Ladies and Gentlemen:

We have acted as special Arkansas counsel to the Arkansas subsidiary companies of Acadia Healthcare Company, Inc., listed in Schedule 1 (the “Local Entities”) (collectively, the Arkansas Guarantors”), in connection with the proposed guarantee from each of the Arkansas Guarantors, along with the other guarantors under the Indenture (as hereinafter defined), of $150,000,000 in aggregate principal amount of 6.125% Senior Notes due 2021 (the “Exchange Notes”) to be issued by Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about March 6, 2014, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Company under the Exchange Notes will be guaranteed by the Arkansas Guarantors (the “Guarantees”), along with other guarantors. The Exchange Notes and the Guarantees are to be issued pursuant to an Indenture, dated as of March 12, 2013 (the “Indenture”), among the Company, the guarantors named therein and U.S. Bank National Association, as trustee.

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Arkansas Guarantors, (ii) resolutions of the Arkansas Guarantors with respect to the issuance of the Guarantees, (iii) the Indenture, (iv) the Registration Statement and (v) the Registration Rights Agreement, dated as of March 12, 2013, among the Company, the Arkansas Guarantors, the other guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

DOVER DIXON HORNE PLLC Page 2

We have, with your permission, assumed and relied upon the truth and completeness as to matters of fact of the documents submitted to us for review, current through the date hereof, notwithstanding any earlier “through” date referenced, as well as the facts and representations and warranties of the “Local Entities” set forth in the Secretaries Certificates.

(1) The Arkansas Guarantors are corporations or limited liability companies, as the case may be, each existing and in good standing under the laws of the State of Arkansas.

(2) The Arkansas Guarantors have the corporate or limited liability company, as the case may be, power and authority to enter into and perform their obligations under the Indenture and the Guarantees.

(3) The Arkansas Guarantors have duly authorized, executed and delivered the Indenture and have duly authorized the Guarantees.

(4) The execution and delivery of the Indenture and the Guarantees by the Arkansas Guarantors and the performance by the Arkansas Guarantors of their obligations thereunder (including with respect to the Guarantees) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or violation of any of, (i) the articles of incorporation or organization, bylaws or operating agreements (as is applicable to the “Local Entity”) or other organizational documents of the Arkansas Guarantors or (ii) any statute or governmental rule or regulation of the State of Arkansas.

(5) No consent, approval, authorization or order of any State of Arkansas court or governmental authority of the State of Arkansas was required in connection with the execution and delivery of the Indenture or is required for the issuance by the Arkansas Guarantors of the Guarantees.

Our opinions are subject to the following further exceptions, exclusions, limitations, assumptions and qualifications:

We have, with your permission, assumed that each public authority document reviewed by us for the purpose of rendering this opinion letter is accurate, complete, and authentic, and all official public records (including their proper indexing and filing) are accurate and complete;

We have, with your permission, assumed that the conduct of the parties to the transaction has complied with any requirement of good faith, fair dealing, and conscionability;

DOVER DIXON HORNE PLLC Page 3

We have, with your permission, assumed that there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement, or qualify the terms of the documents reviewed;

We have, with your permission, assumed that each of the documents that purports to be governed in whole or in part by the laws of a jurisdiction other than Arkansas constitutes the legal, valid, binding, and enforceable obligation of all parties thereto under the laws of such jurisdiction;

The consideration giving rise to the obligations set forth in the documents has been paid, delivered, or incurred, as the case may be, and constitutes fair and reasonably equivalent value to the Local Entities; and,

We render no opinion herein whatsoever regarding (i) the compliance with, or any governmental or regulatory filing, approval, authorization, license or consent required by or under any (A) health or environmental law, (B) antitrust law, (C) securities law, (D) taxation law, (E) worker health or safety, subdivision, building code, use and occupancy, zoning or permitting or land use matter, (F) patent, trademark or copyright law (including, but not limited to, any filings and registrations of any patent, trademark or copyright with any governmental authority), or (G) labor or employment law (including, but not limited to, pension and employee benefit law, rule or regulation); or (ii) the compliance or noncompliance of any real estate, personal property or business operations of the Local Entities with federal, state or local laws, statutes, ordinances, rules or regulations.

This opinion letter is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty and should not be construed or relied on as such.

This opinion letter is given as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

Waller Lansden Dortch & Davis, LLP may rely upon this opinion in connection with its opinion addressed to the Company, filed as Exhibit 5.3 to the Registration Statement, to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

DOVER DIXON HORNE PLLC Page 4

Very truly yours,

/s/ DOVER DIXON HORNE PLLC

Steve L. Riggs

SCHEDULE 1

(Local Entities)

Ascent Acquisition Corporation – PSC

Ascent Acquisition Corporation

Ascent Acquisition Corporation – CYPDC

Habitation Center, Inc.

Millcreek School of Arkansas, Inc.